Exhibit 10.1
REAL PROPERTY PURCHASE AND SALE AGREEMENT
THIS REAL PROPERTY PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into between Southern Plains Associates, L.L.C., an Oklahoma limited liability company (“Purchaser”) and Southern Plains Medical Center, Inc., an Oklahoma corporation (“Seller”). The Effective Date (“Effective Date”) of this Purchase and Sale Agreement will be the date of the last execution by either party.
WITNESSETH:
In consideration of the mutual covenants and representations set forth herein, Purchaser and Seller agree as follows:
Section 1. Purchase and Sale. Seller agrees to sell, convey, and assign to Purchaser, and Purchaser agrees to purchase and accept conveyance and assignment from Seller, subject to the terms and conditions hereinafter set forth, that certain tract of land situated in Grady County, Oklahoma, preliminarily described as:
[See Exhibit “A” attached hereto and incorporated herein]
together with all and singular the rights and appurtenances appertaining to the land, including any right, title and interest of Seller in and to adjacent streets, improvements, and fixtures attached to the land, all of the adjacent vacant land, all rights and appurtenances being hereinafter referred to as the “Property”; but subject to the easements and restrictions of record and standard title insurance policy exceptions. Without limiting the foregoing, “Property” shall include that certain building located at 2222 West Iowa Avenue, Chickasha, Oklahoma commonly known as the Southern Plains Medical Center building (“Building”), and the adjacent land, both further described in the Assessors description attached to Exhibit A. It is agreed and understood that any personal property of Seller on the Property and any trade fixtures, including without limitation, is not included in or subject to this Agreement.
Section 2. Purchase Price. The purchase price (“Purchase Price”) to be paid to Seller will be Six Million Dollars ($6,000,000.00). The Purchase Price will be payable as follows:
(a)
Promissory Note. As part of the payment of the Purchase Price, Purchaser will execute and deliver to Seller at Closing a promissory note (“Promissory Note”) in the amount of One Million Five Hundred Thousand Dollars ($1,500,000). The Promissory Note is attached hereto and incorporated herein as Exhibit B.

(b)
Payment at Closing. The balance of the Purchase Price as adjusted for the Promissory Note, will be paid at Closing in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) in accordance with Section 11 of this Agreement.

Section 3. Final Legal Description. In the event the preliminary legal description of the Property is different from that contained in the Survey prepared in accordance with Section 5 of this Agreement, the final legal description of the Property (the “Final Legal Description”) will be the one specified on said Survey, and once approved by Purchaser and Seller, the Final Legal Description shall be substituted for the preliminary legal description of the Property contained in Exhibit “A” and this Agreement shall be deemed amended by such substitution without the necessity of the parties executing any further amendment to this Agreement. Upon such substitution, the real estate portion of the Property shall be thereafter defined as set forth in the Final Legal Description.
Section 4. Title Insurance.
(a)
Commitment. Within twenty (20) days subsequent to the Effective Date, Seller, at Seller’s cost and expense, will provide Purchaser with a commitment (“Commitment”) for an ALTA owner’s policy issued by First American Title and Trust Company (the “Title Company”), covering the Property in the amount of the Purchase Price, insuring good and marketable title to the Property. The title insurance commitment will set forth the current ownership of the property, all exceptions, reservations, easements and encumbrances, and all requirements which must be completed prior to issuance of the title insurance policy and will have attached thereto a legible copy of all documents referred to in the Commitment. At the Closing of this transaction, Seller shall furnish to Purchaser a copy of the Commitment, fully marked and initialed by the Title Company, which marked Commitment shall reflect only (i) those items not objected to by Purchaser and (ii) those items objected to by Purchaser for which remedy has been waived by Purchaser as the items to be listed as exceptions in the title insurance policy upon issuance thereof. The Commitment may permit deletion of the Survey exceptions at Purchaser’s cost and expense.

(b)
Objections. Purchaser will notify Seller in writing of any objections to the Commitment or the Survey (the “Objections”) within ten (10) days after receipt of the Commitment and receipt of the Survey provided for in Section 5 hereof, whichever is received later. Thereafter, Seller will use diligent efforts to remedy the Objections and to satisfy the requirements of the Commitment. If Seller does not remedy all the objections and satisfy all the requirements (i) within thirty (30) days of the date of the delivery of such Objections or within ten (10) days prior to Closing (whichever date first occurs), or (ii) Seller notifies Purchaser prior to such date of Seller’s decision not to remedy some or all of the Objections or not to satisfy some or all of the requirements, Purchaser may either:

(i)	waive any Objection or Objections and close this transaction; or

(ii)	terminate this Agreement.
Upon termination neither party will have further obligation to the other party hereunder.

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(c)
Issuance of Policy. At Closing, or as soon thereafter as is practical, Seller will cause to be issued to Purchaser by the Title Company an owner’s title insurance policy in accordance with the fully marked and initialed Commitment referred to above and reflecting all required curative action. All title insurance premiums, charges and costs will be paid by Seller.

Section 5. Survey. [Omitted]
Section 6. Inspection and Condition of Property.
(a)
Inspection Period. Purchaser, at Purchaser’s sole cost and expense, will have a period of twenty (20) days (the “Inspection Period”) commencing on the Effective Date within which to conduct such examinations, verifications and studies, including without limitation, zoning and other land use regulations, environmental and engineering, as Purchaser, in its sole discretion, deems necessary; provided however, and notwithstanding the foregoing, Purchaser will not perform any invasive or destructive testing without the prior written consent of Seller, which shall not be unreasonably withheld.

(b)
Items to be delivered to Purchaser. Within ten (10) days from the Effective Date, Seller shall deliver to Purchaser, for Purchaser’s review and approval, true, correct and complete copies of the following items, which may be in the possession or under the control of Seller:

1.	Engineering reports, environmental reports, surveys, plats and building construction plans of the Property;
2.	Abstracts of Title, Certificates of Title, title insurance policies or title insurance commitments covering the Property;
3.	All Deeds, leases, guaranties, assignments, subordination or non-disturbance agreements and related instruments;
4.
Notices received from any governmental or quasi-governmental authority or utility company relating to violations of any laws, regulations or ordinance affecting the Property which have not been corrected as of the date of this Agreement.

(c)
Limited License. Purchaser, upon prior reasonable notice to Seller, is hereby granted a “Limited License” to enter upon the Property for the purposes of making soil tests and borings, conducting engineering tests, and for the general purposes of inspecting the Property pursuant to the development of a site plan and a determination of the suitability of the Property for the Purchaser’s intended use, provided however, and notwithstanding the foregoing, Purchaser will not perform any invasive or destructive testing without the prior written consent of Seller, which shall not be unreasonably withheld. Purchaser will indemnify and hold Seller harmless from any and all costs, expenses, and damages which are caused by the Purchaser’s conducting such tests and/or inspections on the Property, provided such costs, expenses and damages do not arise from Seller’s or Seller’s employees’, agents’ or contractors’ negligent or willful acts or omissions. Purchaser will hold Seller harmless and indemnify Seller in the event that any lien or encumbrance attaches to the Property as a result of Purchaser’s activities under this Section 6 and which are not timely satisfied by Purchaser. Upon completion of any inspection, Purchaser will forthwith restore the Property substantially to the condition existing prior to Purchaser’s initial entry upon the Property.

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(d)
Termination. In the event that Purchaser determines, in its sole discretion, that Purchaser does not choose to purchase the Property for any reason whatsoever, Purchaser will have the right to terminate this Agreement upon written notice to Seller at any time within said Inspection Period. Upon such termination neither party will have any further obligation to the other party hereunder.

Section 7. Conditions Precedent to Closing. Purchaser’s obligation to Close the purchase of the Property will be contingent upon the completion of the following prior to the Closing Date (as hereinafter defined):
(a)	Inspections. Purchaser shall be satisfied with its inspections and the conditions of the Property.
(b)
New Lease. Seller shall enter into a mutually acceptable agreement to lease the Property from Purchaser, commencing on the Closing date, under the terms and conditions of the lease (“Lease”) attached as Exhibit C hereto. Following closing, Seller will continue to operate a medical clinic on the Property.

(c)	Lease Guaranty. Unconditional guaranty of the lease obligations under the New Lease by Rural Hospital Acquisition, LLC.
(d)	Title and Survey. Purchaser shall be satisfied with the status of Seller’s title to the Property and with the Survey.
(e)
Condemnation and Casualty. To the extent Purchaser has not consented, there has not been any material portion of the Property (which for purposes hereof shall mean a portion of the Property having a value in excess of $10,000.00) (i) condemned or sold under threat of condemnation or subject to a condemnation proceeding, or (ii) adversely affected as a result of any fire, accident, or other casualty or acts of God to such an extent that the cost of repair therefore is in excess of $10,000.00.

Seller agrees to satisfy such conditions/contingencies prior to the Closing Date. In the event any of the foregoing conditions precedent are not satisfied, Purchaser may terminate this Agreement without any further obligation hereunder.

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However, notwithstanding anything in this Agreement to the contrary, Purchaser may elect, at any time on or before the Closing Date, to waive any of the foregoing conditions precedent by giving written notice to Seller of such election to waive any such condition precedent. In the event Purchaser elects to so waive any such condition precedent in its favor, this Agreement shall continue in full force and effect and the remaining obligations of Seller hereunder shall be unaffected by such waiver.
Section 8. Seller’s Representations. Seller represents and warrants to Purchaser that the following statements and representations are true and correct as of the Effective Date and will be true and correct as of the date of Closing.
(a)	Power and Authority. Seller has, or prior to Closing will have, the following:
(i)	all requisite power and authority
(1)	to own its property and operate its business, and

(2)	to enter into this Agreement and consummate the sale contemplated herein, and
(ii)	by proper action, duly authorized the execution and delivery of this Agreement and the consummation of the sale herein contemplated.
(b)
Contracts. At the Closing, except as regards the Existing Contractual Agreements identified in Section 8(c) hereof, there will be (i) no contracts (other than this Agreement) affecting the Property or any party thereof, (ii) no contracts or agreements for the management of the Property, or any party thereof, (iii) no leasing commissions due or owing in connection with any tenancy or occupancy of any portion of the Property, or (iv) no lease, whether written or oral, covering the Property or any part thereof.

(c)
Other Contracts. The execution by Seller of this Agreement and the consummation by Seller of the sale contemplated hereby do not, and at the Closing Date will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement, instrument or obligation to which Seller is a party or by which the Property or any portion thereof is bound.

(d)
Title. Seller by Closing shall be the owner of good and marketable fee simple title to the Property, free and clear of any liens, deeds of trust, pledges, leases, charges, encumbrances, joint ownerships or restrictions of any kind, except liens to be discharged at or prior to the Closing; but subject to the Existing Contractual Agreements identified in Section 8(c) above.

(e)
Access. The Property has full and free access to and from public streets and roads and to sewer and other utility facilities servicing, adjoining or situated on the Property and there is no pending or threatened governmental proceeding which would impair or curtail such access, and there is no law or regulation or private covenant, agreement or instrument which would allow any governmental entity to charge an unusual fee for the use and access to such facilities.

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(f)
Encroachments. There are no encroachments onto or protrusions from the Property, and none of the easements presently encumbering the Property will prevent or unreasonably interfere with the use of the Property as a medical office building or be breached by or as a result of such use.

(g)
Condemnation. Seller has received no notice of any existing, proposed or contemplated plans to widen, modify or realign any street or highway or any pending condemnation actions or special assessments of any nature or proposed public improvements affecting the Property, or any part hereof, nor has Seller received any notices of any condemnation actions or special assessments being contemplated or threatened, nor does Seller have any knowledge of any being contemplated.

(h)	Litigation. There are no actions, suits or proceedings pending or threatened, to the knowledge of Seller, which would adversely affect Seller or the Property.
(i)	Maintenance of Property. From the date hereof until Closing, Seller will maintain and operate the Property in a prudent and businesslike manner.
(j)
Compliance With Laws. Seller has received no notice of any violation, and to the knowledge of Seller, there exists no violation or notice of violation of any municipal or other governmental ordinance, order, rule, regulation or requirement against or affecting the Property or any part thereof.

(k)	Environmental Hazard. To the best of Seller’s knowledge:
(i)
Seller has not permitted any storage, treatment or usage of hazardous or toxic substances (as defined by any applicable governmental authority and hereafter referred to as Hazardous Materials) on the property;

(ii)	no leak, spill, discharge, emission or disposal of Hazardous Materials has occurred on the Property during Seller’s ownership of and control over the Property; and
(iii)
while the Property was owned by Seller, the Property has not been used in a manner which may result in a liability to the Purchaser under any Environmental Laws (as defined in Section 16 of this Agreement).

(l)
Structural or Other Defects. Seller has disclosed in writing to Purchaser all material defects of which Seller or Seller’s employees and agents have knowledge with respect to the physical condition and maintenance of the Property and which is not susceptible to discovery by Purchaser from normal inspection of the Property.

(m)
Flood Conditions. The Property does not lie in a flood plain or flood hazard area (as defined by any local, state or federal authority), and, to the Seller’s knowledge, the Property has not suffered and damage or required any extraordinary repairs due to flooding or inadequate drainage.

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Section 9. Purchaser’s Representations. Purchaser represents and warrants to Seller that the following statements and representations are true and correct as of the Effective Date and will be true and correct as of the date of Closing.
(a)
Legal Existence. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Oklahoma and it, or its permitted assignee, will be, prior to Closing, duly domesticated and authorized to transact business within the state where the Property is situated. Purchaser has all requisite power and authority to carry on its business as now conducted and to enter into and perform this Agreement.

(b)
Authorization of Agreement. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction described in this Agreement by Purchaser have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditor’s rights or contractual obligation generally and by general equitable principals. The execution and delivery of this Agreement and the consummation of the transactions described in it by Purchaser will not:

(i)	violate any provision of any judicial or administrative order, award, judgment or decree applicable to Purchaser; or
(ii)	conflict with any of the provisions of the Articles of Organization or the by-laws or the Operating Agreement of Purchaser; or
(iii)	conflict with, result in a breach of or constitute a default under any agreement or instrument to which Purchaser is a party or by which Purchaser is bound.
(c)
Litigation. There is no litigation pending before any court or any other governmental authority, or, to the knowledge of the Purchaser, threatened against Purchaser which, if adversely determined would impair the ability of Purchaser to consummate the transactions described in this Agreement.

Purchaser makes no other warranties, express or implied.
Section 10. Zoning. Seller represents that the Property is zoned C-3, Community Commercial - as defined by the zoning ordinance of the City of Chickasha, Oklahoma. Purchaser agrees to make its independent investigation of the zoning circumstances of the Property and if such circumstances are unacceptable, Purchaser will have the right of termination during the Inspection Period as set forth within Section 6.

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Section 11. Closing.
(a)
The Closing of the sale of the Property by Seller will occur in Oklahoma City, Oklahoma, in the offices of First American Title and Trust Company, Oklahoma City, Oklahoma, at 10:00 a.m., on or before fifteen (15) days after the end of the Inspection Period (the “Closing Date”), subject to the satisfaction of all conditions precedent and contingencies herein, unless time for Closing will be advanced or extended by the written agreement of the Purchaser and Seller.

(b)	At the Closing:
(i)	the Purchaser will deliver to Seller the Promissory Note in the amount set forth in Section 2 hereof;
(ii)	the Purchaser will deliver to Seller cash, cashier’s or certified check or wire transfer in the amount set forth in Section 2 hereof;
(iii)
Seller will deliver to Purchaser a General Warranty Deed with accompanying documentary stamps, fully executed and acknowledged by Seller, conveying fee simple title in the Property to Purchaser and showing no exceptions or encumbrances except those permitted by this Agreement;

(iv)
the Seller will deliver to Purchaser a FIRPTA Affidavit, duly executed by Seller, stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(v)
the Purchaser and Seller will each pay one-half (1/2) of any closing fees. Seller will pay recording costs of all curative documents. Seller will pay all documentary stamp taxes or other transfer taxes or fees associated with the conveyance of the Property to Purchaser. The recording cost of the deed conveying the Property to Purchaser, will be paid by Purchaser;

(vi)	if not previously paid, Seller shall pay for the costs of the title insurance policy in accordance with Section 4 and the Survey in accordance with Section 5 of this Agreement;
(vii)
Ad valorem taxes at Closing and any rents will be prorated between Seller and Purchaser as of the date of Closing. Should the amount of ad valorem taxes for the year of Closing not be known or available, then the taxes will be prorated on the basis of the taxes for the preceding year, but when the exact amount of such taxes become known, such proration shall be adjusted, upon demand, by an appropriate cash payment or refund between Purchaser and Seller. All other charges and fees customarily prorated and adjusted in similar transactions shall be prorated at Closing;

(viii)	Seller will pay and discharge all special assessments against the Property, whether matured or unmatured;

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(ix)	each party will pay its own attorneys’ fees;
(x)	Seller will deliver a certificate which states that all of the representations contained in Section 8 hereof are true and correct as of the date of Closing;

(xi)
Seller shall deliver to Purchaser a “bills paid” affidavit, duly executed and acknowledged, stating that there are no outstanding unpaid bills for utilities, labor performed, materials supplied or services provided for or to the Property prior to Closing;

(xii)	Seller and Purchaser shall duly execute such other documents as may be reasonably necessary to consummate the transaction as contemplated by this Agreement.
Section 12. Possession. Possession of the Property will be delivered to Purchaser at Closing, subject to the Lease Agreement attached hereto as Exhibit “C”.
Section 13. Condemnation. If, prior to the Closing, action is initiated or threatened to take a material portion of the Property by eminent domain proceedings, or by deed in lieu thereof, for any portion of the Property, Purchaser may either
(i)	terminate this Agreement; or
(ii)	close the sale, and the award of the condemning authority will be assigned to Purchaser at the Closing.
Upon termination, neither party will have any further obligation to the other party hereunder.
Section 14. Commissions. Purchaser and Seller covenant and represent to each other that neither party is entitled to be paid a fee or commission in connection with the transaction contemplated by this Agreement, and neither Purchaser nor Seller has had any dealings or agreements with any other individual or entity in connection therewith. If any other individual or entity will assert a claim to a finder’s fee, or commission, or other similar fee against either Purchaser or Seller on account of an alleged employment, arrangement or contract as a broker or a finder, then the party who is alleged to have retained such individual or entity will and does hereby agree to indemnify and hold harmless the other party from and against any such claim and all costs, expenses, liabilities and damages incurred in connection with such claim or any action or proceeding brought thereon.
Section 15. Breach or Termination.
(a)
Breach by Seller. If Seller fails to timely close the sale of the Property to Purchaser for any reason, except Purchaser’s default or the termination of this Agreement by Purchaser, Purchaser may terminate this Agreement by giving Seller written notice thereof, or enforce this Agreement by action seeking specific performance of Seller’s obligation to convey the Property in accordance with this Agreement.

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(b)
Breach by Purchaser. If Purchaser fails to timely close the purchase of the Property for any reason, except Seller’s default or the exercise of a termination right provided herein, then Seller may, as Seller’s sole remedy, cancel and terminate this Contract.

(c)
Termination. Notwithstanding any other provision of this Agreement to the contrary, the indemnity and hold harmless provisions contained in this Agreement and the provisions related to the payment of third party costs will survive the Closing and, if this Agreement is terminated, any termination of this Agreement.

Section 16. Indemnification of Purchaser. Seller indemnifies and holds harmless Purchaser and each of its officers, members, managers subsidiaries, successors and assigns (each an “Indemnified Party”) from, against, for and in respect of:
(i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable cost and expenses (collectively, “Damages”) suffered, sustained, incurred or required to be paid by any Indemnified Party because of (A) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Seller contained in or made in connection with this Agreement; (B) the assertion against an Indemnified Party of any liability or obligation of Seller relating to the Property (except those obligations incurred by Purchaser following the Closing), whether absolute or contingent, matured or un-matured, known or unknown, other than liabilities and obligations expressly assumed hereunder; (C) any violation of any Environmental Laws (except violations caused by Purchaser following the Closing); and (D) any personal injuries, death or property damage claims for events occurring up to Closing; and
(ii) all reasonable cost and expenses (including, without limitation, attorney’s fees, interest and penalties) incurred by any Indemnified Party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section.
As used in this Agreement, the term “Environmental Laws” shall mean any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency, federal, state or local, affecting the Property and pertaining to health or the environment, including, but not limited to, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1982 as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Federal Clean Air Act, and the Toxic Substance Control Act. The indemnification provided for in this Section shall survive Closing and the termination of this Agreement.

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Section 17. Indemnification of Seller. Purchaser shall indemnify and hold harmless Seller and their respective heirs, successors and assigns (each an “Indemnified Party”) from, against, for and in respect of:
(i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable cost and expenses (collectively, “Damages”) suffered, sustained, incurred or required to be paid by any Indemnified Party because of (A) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement; (B) any violation of any Environmental Laws (except violations caused by Purchaser following the Closing); and (D) any personal injuries, death or property damage claims for events occurring up to Closing; and
(ii) all reasonable cost and expenses (including, without limitation, attorney’s fees, interest and penalties) incurred by any Indemnified Party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section.
Section 18. Seller’s Purchase Option. This Agreement and Lease attached hereto as Exhibit “C” are to be entered into simultaneously. Seller will continue to operate a medical clinic on the Property following Closing. Purchaser grants to Seller an irrevocable option to repurchase the Property at any time following Closing on the terms set forth in Section 37. of the Lease.
19. Miscellaneous.
(a)
Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, will be in writing and will be deemed effective when personally delivered to the address of the party to receive such notice set forth below or, whether actually received or not, when deposited in any post office or mail receptacle, regularly maintained by the United States Postal Service, certified or registered mail, return receipt requested, postage prepaid, or when delivered to a commercial overnight delivery service addressed as follows or when transmission by facsimile is confirmed to the number set forth below and received prior to 5:30 p.m. Central Time (Standard or Daylight, which ever is applicable to such date):

If to Purchaser:	Southern Plains Associates, LLC
Attention: Brad Swickey
1601 NW Expressway, Suite 100
Oklahoma City, Oklahoma 73110

If to Seller:	Southern Plains Medical Center, Inc.
c/o Rural Hospital Acquisition, LLC
3555 NW 58th Street, Suite 700
Oklahoma City, Oklahoma 73112
or such other place as Seller or Purchaser may from time to time designate by written notice to the other.

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(b)
Costs and Expenses. Unless otherwise specified in this Agreement, each party will bear its costs and expenses (including attorneys’ fees) incurred in connection with the preparation and execution of this Agreement, and the Closing of the transaction.

(c)
Attorneys’ Fees. In the event of litigation arising out of the enforcement or interpretation of this Purchase and Sale Agreement, the prevailing party will be awarded reasonable attorneys’ fees and court costs as additional damages.

(d)	Assignment. This Agreement can be assigned by Purchaser at any time prior to Closing with the express written consent of the Seller.
(e)
Entire Agreement. This Agreement constitutes the entire agreement of the parties, and all understandings and agreements heretofore had between the parties are merged in this Agreement, which alone fully and completely expresses their agreements.

(f)	Amendment. This Agreement may not be amended, modified, altered, or changed except by a written instrument executed by the party or parties to be bound thereby.
(g)	Captions. The captions and headings of this Agreement are for convenience only and do not affect, limit, amplify or modify the terms and provisions hereof.
(h)
Multiple Counterparts. This Agreement may be executed in identical counterparts, each of which is deemed an original, and all of which constitutes collectively one agreement; but in making proof of this Agreement, it will not be necessary to produce or account for more than one such counterpart.

(i)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma.
(j)	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
(k)	Consents. Whenever the consent of Seller or Purchaser is required hereunder, such consent, unless herein committed to such party’s sole discretion, will not be unreasonably withheld or delayed.
(l)
Execution. This Agreement shall be binding upon the parties hereto only at such time as it is fully executed by and delivered to all parties. In the event such complete execution and delivery has not been completed by 1:00 p.m. on the 31st day of December, 2009, any prior execution hereof will be automatically deemed to be withdrawn and terminated.

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(m)
Confidentiality. The parties will keep confidential this Agreement, this transaction, and all information learned in the course of this transaction, except to the extent disclosure is required by law or court order or to enable third parties (“Third Parties”) to advise or assist Purchaser to investigate the Property or either party to close this transaction; provided however any such Third Parties shall be advised of this obligation of confidentiality and shall first agree to be bound thereby.

(n)	Time of the Essence. Time is of the essence to this Agreement.

“PURCHASER”		“SELLER”
Southern Plains Associates, L.L.C.,		Southern Plains Medical Center, Inc.
By Capital Investors of Oklahoma, LLC

By:	/s/ Brad Swickey	By:	/s/ Thomas Rice
	Title: Managing Member		Title: President
	Dated 12-16-09		Dated 12-15-2009

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ACKNOWLEDGMENTS

STATE OF OKLAHOMA	)
) ss.
COUNTY OF OKLAHOMA CITY	)
This instrument was acknowledged before me this 16th day of December, 2009, by /s/ Brad Swickey, as Managing Member of Southern Plains Associates, L.L.C., an Oklahoma limited liability company.

/s/ Charlotte Roberts
Notary Public
My Commission Expires 06/13/11

STATE OF Oklahoma	)
) ss.
COUNTY OF Oklahoma	)
This instrument was acknowledged before me this 15th day of December, 2009, by /s/ Thomas R. Rice as President of Southern Plains Medical Center, Inc., a(n) Corporation.

/s/ Donna M. Anderson
Notary Public #00019530
My Commission Expires December 18, 2012

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EXHIBIT “A”
Legal Description

Exhibit A
A tract of land described as Beginning 30.00 feet North 00°00’29” West and 330.00 feet South 89°55’40” West of the Southeast corner of the Northeast Quarter (NE/4) of Section 29, Township 7 North, Range 7 West of the Indian Meridian, Grady County, Oklahoma:
Thence South 89°55’40” West parallel to the South boundary of said NE/4 SW/4, a distance of 208.70 feet to a point;
Thence North 00°01’33” East, a distance of 423.88 feet to a point;
Thence North 89°59’46” West, a distance of 284.19 feet to a point;
Thence South 00°00’14” West, a distance of 454.23 feet to a point;
Thence South 89°55’25” West, a distance of 30.00 feet to a point;
Thence North 00°01’33” East, a distance of 845.00 feet to a point;
Thence North 89°55’43” East, a distance of 521.39 feet to a point;
Thence South 00°04’02” East, a distance of 815.02 feet to the Point of the Beginning.
a/k/a 2222 W. Iowa Avenue, Chickasha, Oklahoma
Plus, the additional vacant land, described below in the Chickasha County Tax Assessors records as follows:
29-07-07-16300 TR BEG 538.7’ W & 218.4’ N OF SE/C NE/4 SW/4 TH N 34 DEG 01 MIN W 48.3’ N 99’ W 150’ N 30 DEG 00 MIN W 34.3’ W 89.5’ N 60’ E 283.7’ S 229’ TO BEG. (.591AC) LESS BG 732.8’ W & 387.1’ N OF SE/C NE/4 SW/4 TH W 89.5’ N 6 0’ E 54.9’ S 30 D
29-07-07-16350 TR BEG 330’ W & 447.4’ N OF SE/C NE/4 SW/4 – W208.7’
N 75’ E 80.7’ N 107.65’ E 128’ S 182.65’ TO POB.

EXHIBIT “B”
Promissory Note

PROMISSORY NOTE

$1,500,000.00	Maturity Date: January 12, 2030
Date: January 13, 2010
FOR VALUE RECEIVED, FIRST PHYSICIANS REALTY GROUP, LLC, an Oklahoma limited liability company, and CAPITAL INVESTORS OF OKLAHOMA, LLC an Oklahoma limited liability company (collectively referred to herein as “Makers”), hereby promises to pay to the order of Southern Plains Medical Center, Inc., an Oklahoma Corporation (“Payee”), at 3555 NW 58th Street, Suite 700, Oklahoma City, Oklahoma 73112, or at such other place as Payee designates to Makers in writing from time to time, on or before January 12, 2030 (the “Maturity Date”), the principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), in lawful money of the United States of America, together with accrued but unpaid interest on the unpaid balance from day-to-day outstanding, computed according to the schedule in the attached Exhibit A.
1. As used herein, the term “Maximum Rate” shall mean, at any time, the maximum rate of interest under applicable law that Payee may charge Makers. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of this Promissory Note or any document executed in connection herewith that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Makers at the time of such change in the Maximum Rate.
2. Computation of interest on all amounts payable by Makers hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Notwithstanding the foregoing, if at any time the Contract Rate shall exceed the Maximum Rate, thereby causing the interest payable on this Note to be limited to the Maximum Rate, then any subsequent reductions in the Contract Rate shall not reduce the rate of interest charged hereunder below the Maximum Rate until the total amount of interest accrued hereon from and after the date hereof equals the amount of interest that would have accrued hereon if Contract Rate had at all times been in effect.
2.1. The principal of and interest upon this Promissory Note shall be due and payable as follows:
(a)	Interest:
(i) 0% interest for the first 60 months; and,
(ii) 5% per annum interest for the second 60 months due and payable monthly on the fifteenth (15th) day of each month beginning in the sixty-first month following the date of this Promissory Note.
(iii) 5% per annum interest on the unpaid balance for the remaining 120 months due and payable, along with principal payments, beginning in the one hundred and twenty first (121st) month following the date of this Promissory Note as outlined in 2.1.b. below.
(b)
Principal will be due and payable starting in the one hundred and twenty first month following the date of this Promissory Note, in equal monthly installments of Twelve-Thousand Five-Hundred Dollars ($12,500) per month, due along with interest payments, on the 15th day of each month, through the Maturity date.

Makers may elect to prepay this Promissory Note in whole or in part from time to time without premium, penalty or notice.

3. Makers agrees that the occurrence of any one or more of the following shall constitute an event of default (“Event of Default”) under this Promissory Note:
(a) Failure of Makers to pay principal of or interest on this Promissory Note when due; or
(b) Makers becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or generally is not paying its debts as such debts become due; or
(c) Makers has a receiver or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; or
(d) Makers files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party.
4. Makers agrees that upon the occurrence of an Event of Default, the holder of this Promissory Note may, at its option, without further notice or demand, declare the outstanding principal balance of and accrued but unpaid interest on this Promissory Note immediately due and payable. If this Promissory Note is placed in the hands of an attorney for collection, or is collected in whole or in part by suit or through probate, bankruptcy or other legal proceedings of any kind, Makers agrees to pay, in addition to all other sums payable hereunder, all costs and expenses of collection, including but not limited to reasonable attorneys’ fees.
5. Makers, and any surety, endorser, guarantor or other party ever liable for payment of any sums of money on this Promissory Note, jointly and severally waive notice of acceptance, diligence, demand for payment, presentment, protest, notice of protest and non-payment, or other notice of default, notice of intention to accelerate the maturity of this Promissory Note, and notice of acceleration of the maturity of this Promissory Note.

6. This Promissory Note is intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of the holder hereof to at all times comply with the usury and other applicable laws now or hereafter governing the interest payable on the indebtedness evidenced by this Promissory Note. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under this Promissory Note, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Promissory Note, or if Payee’s exercise of the option to accelerate the maturity of this Note, or if any prepayment by Makers results in Makers having paid any interest in excess of that permitted by law, then it is the express intent of Makers and Payee that all excess amounts theretofore collected by Payee be credited on the principal balance of this Promissory Note (or, if this Promissory Note has been paid in full, refunded to Makers), and the provisions of this Promissory Note immediately be deemed reformed and the amounts thereafter collectable hereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder. All sums paid, or agreed to be paid, by Makers for the use, forbearance, detention, taking, charging, receiving or reserving of the indebtedness of Makers to Payee under this Promissory Note shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding. Notwithstanding anything to the contrary contained herein, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
7. Both Makers and Payee acknowledge and accept that this Promissory Note is an integral part of the overall transaction between Southern Plains Associates, LLC and Southern Plains Medical Center, Inc., represented by the Purchase and Sale Agreement, and Lease, attached hereto. Both parties acknowledge that an uncured default and termination of the Lease by Southern Plains Associates, under the Terms of the Lease, will effect a forgiveness of this Promissory Note, and in such event, Southern Plains Associates will have no obligation to repay this Promissory Note, or any further obligation to pay interest due hereunder.
The indebtedness evidenced hereby shall be construed and enforced in accordance with and governed by the laws of the State of Oklahoma without regard to conflict of law principles.

MAKERS:

CAPITAL INVESTORS OF OKLAHOMA, LLC

By:	/s/ Brad Swickey
Name: Brad Swickey
Title: Managing Member

FIRST PHYSICIANS REALTY GROUP, LLC

By:	/s/ David Hirschhorn
Name: David Hirschhorn
Title: Manager

EXHIBIT “A”
LOAN AMORTIZATION SCHEDULE

				Total Interest	New Payoff
Period	Payment	Principal	Interest	Paid	Amount
1	$—	$—	$—	$—	$1,500,000
2	$—	$—	$—	$—	$1,500,000
3	$—	$—	$—	$—	$1,500,000
4	$—	$—	$—	$—	$1,500,000
5	$—	$—	$—	$—	$1,500,000
6	$—	$—	$—	$—	$1,500,000
7	$—	$—	$—	$—	$1,500,000
8	$—	$—	$—	$—	$1,500,000
9	$—	$—	$—	$—	$1,500,000
10	$—	$—	$—	$—	$1,500,000
11	$—	$—	$—	$—	$1,500,000
12	$—	$—	$—	$—	$1,500,000
13	$—	$—	$—	$—	$1,500,000
14	$—	$—	$—	$—	$1,500,000
15	$—	$—	$—	$—	$1,500,000
16	$—	$—	$—	$—	$1,500,000
17	$—	$—	$—	$—	$1,500,000
18	$—	$—	$—	$—	$1,500,000
19	$—	$—	$—	$—	$1,500,000
20	$—	$—	$—	$—	$1,500,000
21	$—	$—	$—	$—	$1,500,000
22	$—	$—	$—	$—	$1,500,000
23	$—	$—	$—	$—	$1,500,000
24	$—	$—	$—	$—	$1,500,000
25	$—	$—	$—	$—	$1,500,000
26	$—	$—	$—	$—	$1,500,000
27	$—	$—	$—	$—	$1,500,000
28	$—	$—	$—	$—	$1,500,000
29	$—	$—	$—	$—	$1,500,000
30	$—	$—	$—	$—	$1,500,000
31	$—	$—	$—	$—	$1,500,000
32	$—	$—	$—	$—	$1,500,000
33	$—	$—	$—	$—	$1,500,000
34	$—	$—	$—	$—	$1,500,000
35	$—	$—	$—	$—	$1,500,000
36	$—	$—	$—	$—	$1,500,000
37	$—	$—	$—	$—	$1,500,000
38	$—	$—	$—	$—	$1,500,000
39	$—	$—	$—	$—	$1,500,000
40	$—	$—	$—	$—	$1,500,000
41	$—	$—	$—	$—	$1,500,000
42	$—	$—	$—	$—	$1,500,000
43	$—	$—	$—	$—	$1,500,000
44	$—	$—	$—	$—	$1,500,000
45	$—	$—	$—	$—	$1,500,000
46	$—	$—	$—	$—	$1,500,000
47	$—	$—	$—	$—	$1,500,000
48	$—	$—	$—	$—	$1,500,000
49	$—	$—	$—	$—	$1,500,000
50	$—	$—	$—	$—	$1,500,000
51	$—	$—	$—	$—	$1,500,000
52	$—	$—	$—	$—	$1,500,000
53	$—	$—	$—	$—	$1,500,000
54	$—	$—	$—	$—	$1,500,000
55	$—	$—	$—	$—	$1,500,000
56	$—	$—	$—	$—	$1,500,000
57	$—	$—	$—	$—	$1,500,000
58	$—	$—	$—	$—	$1,500,000
59	$—	$—	$—	$—	$1,500,000
60	$—	$—	$—	$—	$1,500,000

				Total Interest	New Payoff
Period	Payment	Principal	Interest	Paid	Amount
61	$—	$—	$6,250	$6,250	$1,500,000
62	$—	$—	$6,250	$12,500	$1,500,000
63	$—	$—	$6,250	$18,750	$1,500,000
64	$—	$—	$6,250	$25,000	$1,500,000
65	$—	$—	$6,250	$31,250	$1,500,000
66	$—	$—	$6,250	$37,500	$1,500,000
67	$—	$—	$6,250	$43,750	$1,500,000
68	$—	$—	$6,250	$50,000	$1,500,000
69	$—	$—	$6,250	$56,250	$1,500,000
70	$—	$—	$6,250	$62,500	$1,500,000
71	$—	$—	$6,250	$68,750	$1,500,000
72	$—	$—	$6,250	$75,000	$1,500,000
73	$—	$—	$6,250	$81,250	$1,500,000
74	$—	$—	$6,250	$87,500	$1,500,000
75	$—	$—	$6,250	$93,750	$1,500,000
76	$—	$—	$6,250	$100,000	$1,500,000
77	$—	$—	$6,250	$106,250	$1,500,000
78	$—	$—	$6,250	$112,500	$1,500,000
79	$—	$—	$6,250	$118,750	$1,500,000
80	$—	$—	$6,250	$125,000	$1,500,000
81	$—	$—	$6,250	$131,250	$1,500,000
82	$—	$—	$6,250	$137,500	$1,500,000
83	$—	$—	$6,250	$143,750	$1,500,000
84	$—	$—	$6,250	$150,000	$1,500,000
85	$—	$—	$6,250	$156,250	$1,500,000
86	$—	$—	$6,250	$162,500	$1,500,000
87	$—	$—	$6,250	$168,750	$1,500,000
88	$—	$—	$6,250	$175,000	$1,500,000
89	$—	$—	$6,250	$181,250	$1,500,000
90	$—	$—	$6,250	$187,500	$1,500,000
91	$—	$—	$6,250	$193,750	$1,500,000
92	$—	$—	$6,250	$200,000	$1,500,000
93	$—	$—	$6,250	$206,250	$1,500,000
94	$—	$—	$6,250	$212,500	$1,500,000
95	$—	$—	$6,250	$218,750	$1,500,000
96	$—	$—	$6,250	$225,000	$1,500,000
97	$—	$—	$6,250	$231,250	$1,500,000
98	$—	$—	$6,250	$237,500	$1,500,000
99	$—	$—	$6,250	$243,750	$1,500,000
100	$—	$—	$6,250	$250,000	$1,500,000
101	$—	$—	$6,250	$256,250	$1,500,000
102	$—	$—	$6,250	$262,500	$1,500,000
103	$—	$—	$6,250	$268,750	$1,500,000
104	$—	$—	$6,250	$275,000	$1,500,000
105	$—	$—	$6,250	$281,250	$1,500,000
106	$—	$—	$6,250	$287,500	$1,500,000
107	$—	$—	$6,250	$293,750	$1,500,000
108	$—	$—	$6,250	$300,000	$1,500,000
109	$—	$—	$6,250	$306,250	$1,500,000
110	$—	$—	$6,250	$312,500	$1,500,000
111	$—	$—	$6,250	$318,750	$1,500,000
112	$—	$—	$6,250	$325,000	$1,500,000
113	$—	$—	$6,250	$331,250	$1,500,000
114	$—	$—	$6,250	$337,500	$1,500,000
115	$—	$—	$6,250	$343,750	$1,500,000
116	$—	$—	$6,250	$350,000	$1,500,000
117	$—	$—	$6,250	$356,250	$1,500,000
118	$—	$—	$6,250	$362,500	$1,500,000
119	$—	$—	$6,250	$368,750	$1,500,000
120	$—	$—	$6,250	$375,000	$1,500,000
121	$18,698	$12,500	$6,198	$381,198	$1,487,500

				Total Interest	New Payoff
Period	Payment	Principal	Interest	Paid	Amount
122	$18,646	$12,500	$6,146	$387,344	$1,475,000
123	$18,594	$12,500	$6,094	$393,438	$1,462,500
124	$18,542	$12,500	$6,042	$399,479	$1,450,000
125	$18,490	$12,500	$5,990	$405,469	$1,437,500
126	$18,438	$12,500	$5,938	$411,406	$1,425,000
127	$18,385	$12,500	$5,885	$417,292	$1,412,500
128	$18,333	$12,500	$5,833	$423,125	$1,400,000
129	$18,281	$12,500	$5,781	$428,906	$1,387,500
130	$18,229	$12,500	$5,729	$434,635	$1,375,000
131	$18,177	$12,500	$5,677	$440,313	$1,362,500
132	$18,125	$12,500	$5,625	$445,938	$1,350,000
133	$18,073	$12,500	$5,573	$451,510	$1,337,500
134	$18,021	$12,500	$5,521	$457,031	$1,325,000
135	$17.969	$12,500	$5,469	$462,500	$1,312,500
136	$17,917	$12,500	$5,417	$467,917	$1,300,000
137	$17,865	$12,500	$5,365	$473,281	$1,287,500
138	$17,813	$12,500	$5,313	$478,594	$1,275,000
139	$17,760	$12,500	$5,260	$483,854	$1,262,500
140	$17,708	$12,500	$5,208	$489,063	$1,250,000
141	$17,656	$12,500	$5,156	$494,219	$1,237,500
142	$17,604	$12,500	$5,104	$499,323	$1,225,000
143	$17,552	$12,500	$5,052	$504,375	$1,212,500
144	$17,500	$12,500	$5,000	$509,375	$1,200,000
145	$17,448	$12,500	$4,948	$514,323	$1,187,500
146	$17,396	$12,500	$4,896	$519,219	$1,175,000
147	$17,344	$12,500	$4,844	$524,063	$1,162,500
148	$17,292	$12,500	$4,792	$528,854	$1,150,000
149	$17,240	$12,500	$4,740	$533,594	$1,137,500
150	$17,188	$12,500	$4,688	$538,281	$1,125,000
151	$17,135	$12,500	$4,635	$542,917	$1,112,500
152	$17,083	$12,500	$4,583	$547,500	$1,100,000
153	$17,031	$12,500	$4,531	$552,031	$1,087,500
154	$16,979	$12,500	$4,479	$556,510	$1,075,000
155	$16,927	$12,500	$4,427	$560,938	$1,062,500
156	$16,875	$12,500	$4,375	$565,313	$1,050,000
157	$16,823	$12,500	$4,323	$569,635	$1,037,500
158	$16,771	$12,500	$4,271	$573,906	$1,025,000
159	$16,719	$12,500	$4,219	$578,125	$1,012,500
160	$16,667	$12,500	$4,167	$582,292	$1,000,000
161	$16,615	$12,500	$4,115	$586,406	$987,500
162	$16,563	$12,500	$4,063	$590,469	$975,000
163	$16,510	$12,500	$4,010	$594,479	$962,500
164	$16,458	$12,500	$3,958	$598,438	$950,000
165	$16,406	$12,500	$3,906	$602,344	$937,500
166	$16,354	$12,500	$3,854	$606,198	$925,000
167	$16,302	$12,500	$3,802	$610,000	$912,500
168	$16,250	$12,500	$3,750	$613,750	$900,000
169	$16,198	$12,500	$3,698	$617,448	$887,500
170	$16,146	$12,500	$3,646	$621,094	$875,000
171	$16,094	$12,500	$3,594	$624,688	$862,500
172	$16,042	$12,500	$3,542	$628,229	$850,000
173	$15,990	$12,500	$3,490	$631,719	$837,500
174	$15,938	$12,500	$3,438	$635,156	$825,000
175	$15,885	$12,500	$3,385	$638,542	$812,500
176	$15,833	$12,500	$3,333	$641,875	$800,000
177	$15,781	$12,500	$3,281	$645,156	$787,500
178	$15,729	$12,500	$3,229	$648,385	$775,000
179	$15,677	$12,500	$3,177	$651,563	$762,500
180	$15,625	$12,500	$3,125	$654,688	$750,000
181	$15,573	$12,500	$3,073	$657,760	$737,500

				Total Interest	New Payoff
Period	Payment	Principal	Interest	Paid	Amount
182	$15,521	$12,500	$3,021	$660,781	$725,000
183	$15,469	$12,500	$2,969	$663,750	$712,500
184	$15,417	$12,500	$2,917	$666,667	$700,000
185	$15,365	$12,500	$2,865	$669,531	$687,500
186	$15,313	$12,500	$2,813	$672,344	$675,000
187	$15,260	$12,500	$2,760	$675,104	$662,500
188	$15,208	$12,500	$2,708	$677,813	$650,000
189	$15,156	$12,500	$2,656	$680,469	$637,500
190	$15,104	$12,500	$2,604	$683,073	$625,000
191	$15,052	$12,500	$2,552	$685,625	$612,500
192	$15,000	$12,500	$2,500	$688,125	$600,000
193	$14,948	$12,500	$2,448	$690,573	$587,500
194	$14,896	$12,500	$2,396	$692,969	$575,000
195	$14,844	$12,500	$2,344	$695,313	$562,500
196	$14,792	$12,500	$2,292	$697,604	$550,000
197	$14,740	$12,500	$2,240	$699,844	$537,500
198	$14,688	$12,500	$2,188	$702,031	$525,000
199	$14,635	$12,500	$2,135	$704,167	$512,500
200	$14,583	$12,500	$2,083	$706,250	$500,000
201	$14,531	$12,500	$2,031	$708,281	$487,500
202	$14,479	$12,500	$1,979	$710,260	$475,000
203	$14,427	$12,500	$1,927	$712,188	$462,500
204	$14,375	$12,500	$1,875	$714,063	$450,000
205	$14,323	$12,500	$1,823	$715,885	$437,500
206	$14,271	$12,500	$1,771	$717,656	$425,000
207	$14,219	$12,500	$1,719	$719,375	$412,500
208	$14,167	$12,500	$1,667	$721,042	$400,000
209	$14,115	$12,500	$1,615	$722,656	$387,500
210	$14,063	$12,500	$1,563	$724,219	$375,000
211	$14,010	$12,500	$1,510	$725,729	$362,500
212	$13,958	$12,500	$1,458	$727,188	$350,000
213	$13,906	$12,500	$1,406	$728,594	$337,500
214	$13,854	$12,500	$1,354	$729,948	$325,000
215	$13,802	$12,500	$1,302	$731,250	$312,500
216	$13,750	$12,500	$1,250	$732,500	$300,000
217	$13,698	$12,500	$1,198	$733,698	$287,500
218	$13,646	$12,500	$1,146	$734,844	$275,000
219	$13,594	$12,500	$1,094	$735,938	$262,500
220	$13,542	$12,500	$1,042	$736,979	$250,000
221	$13,490	$12,500	$990	$737,969	$237,500
222	$13,438	$12,500	$938	$738,906	$225,000
223	$13,385	$12,500	$885	$739,792	$212,500
224	$13,333	$12,500	$833	$740,625	$200,000
225	$13,281	$12,500	$781	$741,406	$187,500
226	$13,229	$12,500	$729	$742,135	$175,000
227	$13,177	$12,500	$677	$742,813	$162,500
228	$13,125	$12,500	$625	$743,438	$150,000
229	$13,073	$12,500	$573	$744,010	$137,500
230	$13,021	$12,500	$521	$744,531	$125,000
231	$12,969	$12,500	$469	$745,000	$112,500
232	$12,917	$12,500	$417	$745,417	$100,000
233	$12,865	$12,500	$365	$745,781	$87,500
234	$12,813	$12,500	$313	$746,094	$75,000
235	$12,760	$12,500	$260	$746,354	$62,500
236	$12,708	$12,500	$208	$746,563	$50,000
237	$12,656	$12,500	$156	$746,719	$37,500
238	$12,604	$12,500	$104	$746,823	$25,000
239	$12,552	$12,500	$52	$746,875	$12,500
240	$12,500	$12,500	$—	$746,875	$—

EXHIBIT “C”
Lease

LEASE
BY AND BETWEEN
Southern Plains Associates, LLC, an Oklahoma limited liability company
(“Landlord”)
and
Southern Plains Medical Center, Inc., an Oklahoma corporation
And RHA Anadarko, LLC, an Oklahoma Limited Liability Company
(Jointly referred to herein as “Tenant”)

LEASE
This Lease (“Lease”) is made and entered into this 16th day of December, 2009, between Southern Plains Associates, LLC, an Oklahoma limited liability company (hereafter called “Landlord”) and Southern Plains Medical Center, Inc., an Oklahoma Corporation, and RHA Anadarko, LLC, an Oklahoma limited liability company (hereafter jointly referred to as “Tenant”). This Lease will be executed simultaneously with the Real Property Purchase and Sale Agreement between the parties.

WITNESSETH:
1	Demise, Exhibits and Construction of Tenant Improvements.
1.1
Landlord does hereby demise and lease to Tenant the land legally described and depicted on Exhibit A attached hereto and made a part hereof (the “Land”) and the building (the “Building”). The Land and the Building are collectively herein referred to as the “Demised Premises”. Landlord hereby leases the Demised Premises to Tenant, and hereby grants to Tenant its guests, invitees and licensees all Landlord’s easements, rights and privileges appurtenant thereto, including the right to use all of the parking areas, driveways, roads, alleys, means of ingress and egress and other portions of the Demised Premises, all in accordance with the terms, conditions and covenants contained in this Lease.

1.2	Exhibits. The exhibits listed below and attached to this Lease are incorporated herein by reference:

EXHIBIT “A”	Legal Description of the Land
EXHIBIT “B”	Base Rent
EXHIBIT “C”	[Omitted]
EXHIBIT “D”	Commencement Agreement
2	Term and Use.
2.1
Term Commencement Date. The Primary Term of this Lease shall begin on the _13th  _____  day of January, 2010 (the “Commencement Date”) and shall end at midnight on the last day of the twentieth (20th) Lease Year following the Commencement Date (the “Primary Term”). For purposes of this Lease, a “Lease Year” shall be defined as that twelve (12) month period during the Primary Term, or any Renewal Term, commencing on the Commencement Date or the annual anniversary thereof, as may be applicable; provided, however, that if the Commencement Date is a day other than the first day of a calendar month, then the first Lease Year shall include that period of time from the Commencement Date up to the first day of the next calendar month, and any subsequent Lease Year shall be the twelve (12) month period beginning on the annual anniversary thereof. For purposes of this Lease, a “Lease Month” shall be defined as those successive calendar month periods beginning with the Commencement Date and continuing through the Primary Term or any Renewal Term of this Lease; provided, however, if the Commencement Date is a day other than the first day of a calendar month, then the first Lease Month shall include that period of time from the Commencement Date up to the first day of the next calendar month, and each subsequent Lease Month shall be a calendar month period beginning on the first day of such month.

2.2
Renewal Term. Unless Tenant gives Landlord notice that it does not elect to extend the term of this Lease not later than one hundred eighty (180) days prior to expiration of the Primary Term or the then-current Renewal Term, as applicable, this Lease shall automatically extend for an additional term of ten (10) years on the same terms and conditions as provided herein except that the Base Rent (as hereinafter defined) for any such Renewal Term shall be as shown on Exhibit B hereto. Any reference in this Lease to “Term” shall refer to the Primary Term and any such Renewal Term.

2.3
Commencement Agreement. Within ten (10) days of the Commencement Date, Landlord and Tenant shall enter into a supplemental agreement specifying the actual date for the expiration of the Primary Term in accordance with the form attached hereto as Exhibit D.

2.4
Use. The Demised Premises may be used and occupied by Tenant for the following purposes: medical offices and treatment facilities for the practice of medicine and related healthcare practices, physical therapy, radiology, and any other use allowed by the zoning on said Land. Tenant agrees not to permit any illegal practice to be carried on or committed on the Demised Premises.

3	Rent.
3.1
Base Rent. Commencing on the Commencement Date (the “Rent Commencement Date”), Tenant shall pay to Landlord for the use and occupancy of the Demised Premises, minimum monthly base rent in the amounts specified on Exhibit B hereto ”Base Rent”. The Monthly Base Rent shall be paid in advance and shall be due on or before the first day of each calendar month during the Term. In the event the Commencement Date falls on a date other than the first day of a month then the Monthly Base Rent for such first month shall be prorated accordingly. Base Rent is herein collectively referred to as “Rent”.

4	Taxes. In addition to the Rent provided for herein, Tenant agrees to reimburse Landlord as follows:
4.1
Liability For Taxes. Tenant shall be responsible for all real property taxes, general assessments, special assessments, license fees, and any other public charges (hereinafter “Real Estate Taxes”) which may be levied, imposed, or assessed upon or against the Demised Premises by any lawful authority for each calendar year or portion thereof, during the Primary Term or any Renewal Term, commencing on the Commencement Date. The term “Real Estate Taxes” as used herein shall mean only those installments of Real Estate Taxes which are assessed for a period during the Term of this Lease. Said Real Estate Taxes are to be prorated for any partial Lease Year occurring during the period in which the public authority assesses Real Estate Taxes. To the extent the Demised Premises are part of a larger tract, Tenant shall pay its prorata share (“Prorata Share”) of said Real Estate Taxes. Such Prorata Share shall be determined as follows: the amount of such Real Estate Taxes shall be multiplied by that percentage derived from dividing the total square footage of the Land by the total square footage of the real property upon which such Real Estate Taxes have been assessed.

4.2
Payment of Taxes. Upon receipt by Landlord of any bill for such Real Estate Taxes attributed to any calendar year during the Term hereof, Landlord shall furnish Tenant with a written statement of the actual amount of such Real Estate Taxes or such Prorata Share payable by Tenant (i.e.reflecting a proration) together with a copy of such bills, and Tenant shall pay such amount due and provide Landlord with written evidence of such payment within thirty (30) days of such statement, but in no event later than the date said Real Estate Taxes are due the taxing authority. Landlord’s and Tenant’s obligations under this Section shall survive the expiration of the Term of this Lease. No Real Estate Taxes referred to in this Section shall be considered as taxes under the provisions of Section 10 hereof.

4.3
Contest Of Tax Valuation. Landlord shall promptly send to Tenant copies of all assessment valuations and revaluations received from the taxing authority. Tenant may, upon the receipt of prior written approval of Landlord, such approval not to be unreasonably withheld, contest any Real Estate Taxes against the Demised Premises and attempt to obtain a reduction in the assessed valuation of the Demised Premises for the purpose of reducing any such tax assessment. In the event Landlord approves and upon the request of Tenant, but without expense or liability to Landlord, Landlord shall cooperate with Tenant and execute any document which may be reasonably necessary and proper for any proceeding related to obtaining such a reduction. In the event Landlord desires to contest any Real Estate Taxes, Tenant agrees to cooperate with Landlord and execute any document which may be reasonably necessary and proper for any such proceeding at no cost to Tenant.

4.4
Liens For Taxes. Tenant shall take all reasonable actions necessary to ensure that a lien does not attach to the Demised Premises for any Real Estate Taxes, or if one does attach by operation of law, that such lien shall be promptly extinguished before such time as the taxing authority benefiting by such lien may enforce it against the Demised Premises. Tenant shall indemnify and hold harmless Landlord, its successors and assigns from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including attorney’s fees) arising from or resulting from the attachment of any such lien against the Demised Premises.

5	Landlord Warranties and Covenants. In addition to the other warranties, representations and covenants of Landlord in this Lease, Landlord warrants, represents and covenants to Tenant as follows:
5.1	That the Building and all of the Permitted Uses are and as of the Commencement Date shall be in compliance with all applicable zoning and land use laws.
5.2	That as of the Commencement Date, or earlier, Landlord shall be the fee simple owner and record title holder of the surface of the Demised Premises.
5.3	That Landlord has not received any notice and does not have any knowledge of any eminent domain or similar proceeding, which would affect all or any portion of the Land or the Demised Premises.

5.4	That Landlord has the full right, power and authority to make this Lease.
5.5	That no restrictive covenant, easement, lease or other written agreement restricts, prohibits or otherwise affects Tenant’s rights set forth in this Lease.
5.6
That Tenant, or any permitted assignee or sublessee of Tenant, upon the payment of the Rent and other required payments under this Lease and performance of the covenants hereunder, shall and may peaceably and quietly have, hold and enjoy the Demised Premises and improvements thereon during the Term or any renewal or extension thereof, pursuant to the provisions hereof.

5.7	That prior to the execution hereof, Landlord has provided Tenant with true copies of its most recent report on title together with true and legible copies of all exception documents
6
Landlord’s Repairs and Maintenance. Except as otherwise set forth in this Lease, Landlord and Tenant agree that Landlord shall have no obligations with respect to repairs and maintenance of the Demised Premises whatsoever.

7	Environmental Matters.
7.1
Landlord represents and warrants that there are no hazardous or toxic substances (as defined by any applicable government authority and hereafter being referred to as “Hazardous Materials”) located on or within the Land and there shall be none as of Commencement Date on or within the Land, the Building and the Demised Premises.

7.2
Landlord represents and warrants that while the Demised Premises have been owned or under Landlord’s custody and control, and that any handling, transportation, storage, treatment or usage of Hazardous Materials that has occurred on the Demised Premises was in compliance with all applicable federal, state and local laws, regulations and ordinances. Landlord further represents and warrants that during such period no leak, spill, discharge, emission or disposal of Hazardous Materials has occurred on the Demised Premises.

7.3
Landlord shall deliver to Tenant on or before the Commencement Date a current Phase I Report satisfactory to Tenant showing that the Land, the Building and Demised Premises are in full compliance with the warranties set forth in this Section.

8
Alterations. Except as expressly provided in this Lease or any Exhibits hereto, Tenant shall not make any exterior or structural alterations to or additions in any portion of the Demised Premises, nor any alterations to the storefront or the exterior of the Demised Premises without, in each instance, first obtaining the written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned. All such alterations to or additions in any portion of the Demised Premises permitted by Landlord under this Section shall remain upon and be surrendered with the Demised Premises and become the property of Landlord at the expiration or earlier termination of this Lease, unless Landlord requests their removal, in which event Tenant shall, at Tenant’s expense, remove the same and restore the Demised Premises to their original condition existing prior to such alterations or additions.

9	Fixtures And Personal Property.
9.1
Tenant’s Property. Any trade fixtures, business equipment, inventory, trademarked items, signs, counters, shelving, showcases, mirrors and other personal property installed in or on the Demised Premises by Tenant at its expense and any intangible property of Tenant (“Tenant’s Property”) are and at all times shall remain the property of the Tenant; and Landlord shall not have or at any time claim any right, title, lien, security interest or other interest of any kind or nature therein. Landlord agrees that Tenant shall have the right, at any time or from time to time prior to the expiration or earlier termination of this Lease, to remove any and all of Tenant’s Property. Tenant at its expense shall immediately repair any damage occasioned by the removal of Tenant’s Property, and upon expiration or earlier termination of this Lease, shall leave the Demised Premises in a neat and clean condition, free of debris, normal wear and tear, casualty loss for which there is insurance reimbursement payable, repairs for which Landlord is responsible hereunder and any loss due to condemnation excepted.

9.2
Personal Property Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation in the Demised Premises as well as upon Tenant’s Property.

10
Liens. Neither Landlord nor Tenant shall permit to be created nor to remain undischarged any lien or encumbrance against the Demised Premises arising out of the work of any contractor, mechanic, laborer or materialman contracted for by Tenant or Landlord. If any lien or notice of lien on account of an alleged debt of Tenant or Landlord or any notice of contract by a party engaged by Landlord or Tenant or Landlord’s or Tenant’s contractor to work in the Demised Premises shall be filed against the Demised Premises, Landlord or Tenant shall, within sixty (60) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit or bond.

11
Laws And Ordinances. Except as otherwise set forth in this Lease, Tenant agrees, at its sole cost and expense, to comply with all laws, ordinances, orders and regulations regarding Tenant’s operation of the Demised Premises and its business therein.

12	Utility Services.
12.1	Utility Facilities. Landlord warrants that as of the Commencement Date, water, sewer, gas, electricity and telephone and Internet facilities shall be available at and to the Demised Premises.
12.2
Payment For Utility. Tenant shall be solely responsible to arrange for and shall promptly pay all charges for the use and consumption of sewer, gas, electricity, water, telephone and all other utility services used within the Demised Premises during the Term of this Lease.

13
Tenant Repairs And Maintenance. Except as otherwise set forth in this Lease, Tenant shall have the obligation, to perform or cause to be performed all maintenance, repair and replacements necessary to keep or put all of the Demised Premises in good condition and repair, reasonable wear and tear excepted. Tenant shall, at all times during the Term of this Lease and at surrender of the Demised Premises, keep or put the Demised Premises in a clean, tenantable condition, reasonable wear and tear excepted. Within thirty (30) days after Tenant has received written notice from Landlord specifying the nature of any maintenance, repairs or replacements necessary, Tenant, to the extent required by this Lease, shall complete such repairs or maintenance or diligently and continuously work towards completion thereof.

14	Damage To Demised Premises.
14.1
Repair. In the event the Building or the Demised Premises or any portion thereof is damaged or destroyed or rendered partially untenantable for their intended use by fire or other casualty insured under the coverage which Tenant is obligated to carry pursuant to Section 16, such insurance proceeds for the Demised Premises, not including proceeds for Tenant’s Property, shall be immediately assigned to Landlord and Landlord shall, within forty five (45) days after such casualty, commence and diligently proceed to repair said Building and restore the Demised Premises to substantially the same condition in which it was immediately prior to the occurrence of the casualty and any alterations, additions and Tenant’s Property installed by Tenant after the Commencement Date of this Lease. From the date of such casualty until Landlord’s repairs are substantially complete, Rent and all other charges and items payable hereunder shall abate in such proportion as the part of the Demised Premises thus destroyed or rendered untenantable bears to the total Demised Premises. From the date of such casualty until Landlord’s repairs are substantially complete, Rent and all other charges and items payable hereunder shall fully abate if Tenant is unable to reasonably operate the Demised Premises for the purposes permitted by this Lease.

14.2
Repairs During Last Year. In the event that fifty percent (50%) or more of the Building is destroyed or rendered untenantable by fire or other casualty during the last year of the Primary Term or the last year of any Renewal Term of this Lease, then Landlord or Tenant shall have right to terminate this Lease, effective as of the date of the casualty, by giving one to the other, within thirty (30) days of such casualty, written notice of termination.

15	Insurance.
15.1
Landlord’s Property Insurance. During the Term of this Lease, Tenant shall carry and maintain in full force a policy or policies of standard form all risk property insurance (hereafter, “Landlord’s Property Insurance”) covering fire and extended coverage, vandalism and malicious mischief, sprinkler leakage and other similar perils of direct physical loss or damage, issued by one or more insurance carriers licensed to do business in the state in which the Demised Premises are located insuring the Building and all appurtenances thereto (excluding Tenant’s Property) for the full replacement value thereof as of the date of loss or damage, having a specific limit of not less than (a) $6.0 million during the first year of the Lease Term, and thereafter, and (b) an amount as may be, from time to time, reasonably agreed to between Landlord and Tenant during the remainder of the Lease Term. Tenant shall arrange to have Landlord named as the Loss Payee on the Landlord’s Property Insurance.

15.2
Liability Insurance. Tenant agrees to carry general liability insurance on the Demised Premises during the Term hereof naming Landlord as an additional insured, with companies reasonably satisfactory to Landlord and giving Landlord and Tenant a minimum of thirty (30) days written notice by the insurance company prior to cancellation, termination or change in coverage in such insurance. Such insurance shall have a coverage of not less than One Million Dollars ($1,000,000.00) combined Bodily Injury and Property Damage Liability including General Aggregate, Products- Completed Operations Aggregate, Each Occurrence, Personal & Advertising Injury, and Fire Damage.

15.3
Tenant’s Property Insurance. Tenant agrees to carry all risk property insurance covering, fire and extended coverage, vandalism and malicious mischief, sprinkler leakage and all other perils of direct physical loss or damage, including glass breakage, for at least eighty percent (80%) of the replacement value, and covering all of Tenant’s Property located on or within the Demised Premises. Landlord agrees that it shall not have any right, title or interest in and to Tenant’s property insurance, or any proceeds therefrom.

15.4
Insurance Certificates. Each insurance policy obtained by Tenant pursuant to this Section 16 shall name Landlord as an additional insured and provide that at least thirty (30) days prior written notice of policy cancellation, termination or change in coverage shall be given by the insurance carrier to Landlord prior to any cancellation, termination or change in coverage. Landlord and Tenant and all parties claiming under them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard, covered or required to be covered in whole or in part by insurance on the Demised Premises or in connection with property on or activities conducted on the Demised Premises, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof; provided however, that such release, discharge or waiver shall be effective only if such release, discharge or waiver does not violate the terms of any insurance policies covering the Demised Premises or adversely affect Landlord’s or Tenant’s rights to collect thereunder. Tenant shall provide Landlord certificate(s) of insurance from the insurance carrier(s) for each policy or policies of insurance required of Tenant pursuant to this Section 16.

16	Indemnification.
16.1
Tenant Indemnification. Subject to Section 17.2, in addition to all other indemnities provided in this Lease, Tenant hereby indemnifies and holds Landlord its successors, assigns, members, managers, officers and employees harmless from and against any and all claims, demands, liabilities, damages and expenses, including without limitation attorneys’ fees, arising from Tenant’s use of the Demised Premises or from any negligent or willful act or omission in or about the Demised Premises by Tenant or its agents, employees, or contractors, or from any breach or default by Tenant of this Lease, except to the extent caused by the breach of this Lease by Landlord, or by the negligence or willful misconduct of Landlord, its agents, employees or contractors. In the event any action or proceeding shall be brought against Landlord its successors, assigns, members, managers, officers and employees by reason of any such indemnified claim, Tenant shall defend the same at Tenant’s expense by counsel selected by Tenant and reasonably satisfactory to Landlord.

16.2
Landlord Indemnification. Subject to Section 17.1, Landlord hereby indemnifies and holds Tenant harmless from and against any and all claims, demands, liabilities, damages and expenses, including without limitation attorneys’ fees, arising from any breach or default by Landlord of its warranties, representations, covenants or other obligations under this Lease or from any negligent or willful act or omission of Landlord or any of its agents, contractors or employees. In the event any action or proceeding shall be brought against Tenant by reason of any such indemnified claim, Landlord shall defend the same at Landlord’s expense by counsel selected by Landlord and reasonably satisfactory to Tenant.

17	Assignment, Subletting And Ownership.
17.1
Authorized Assignments. Tenant, without Landlord’s approval, shall have the right to make a collateral assignment to a lender, and/or to sublet, assign or otherwise transfer its interest in this Lease; provided however, Tenant shall not thereby be released from liability under this Lease.

17.2
Landlord Transfer. Subject to the purchase option contained in Section 37. of this Lease, if, at any time during the Primary or any Renewal Term of this Lease, Landlord shall desire to offer to sell the Demised Premises, or shall receive from a third party a bona fide written or verbal offer to purchase the Demised Premises which Landlord desires to accept, Landlord, before unconditionally making or accepting the offer (as the case may be), shall send Tenant two (2) copies of a contract for the sale of the Demised Premises embodying the terms of the offer, both copies of which have been duly executed by Landlord, together with a written notification from Landlord of Landlord’s intention to make or accept the offer embodied in the contract (as the case may be) if the offer is not accepted by Tenant. Tenant shall have the right, within thirty (30) days of the receipt of the contract and the written notice, to purchase the Demises Premises or such part thereof on the terms and conditions set forth in such contract. In the event Tenant elects to accept the offer embodied in the contract, Tenant must do so by executing one copy of the contract and returning it to Landlord within said thirty (30) day period. In any event, the purchase of the Demised Premises by Tenant shall close within thirty (30) days after the date on which Tenant executed the contract. If Tenant does not accept the offer embodied in the contract within the thirty (30) day period specified above, then the offer embodied in the contract shall be deemed withdrawn from Tenant and Landlord shall be free to sell or offer to sell the Demised Premises to third parties on terms not less favorable to Landlord than those set forth in the contract free and clear of Tenant’s rights as set forth in this Section 18. If Landlord does not sell and close, for any reason, under the contract on which notice to Tenant was given within ninety (90) days of giving such notice, Tenant’s rights as set forth in this Section 18 continue as to any new or additional offers to purchase which are acceptable to Landlord. Subject to all of the terms, covenants and conditions of this Lease and the Collateral Documents, Landlord shall have the right to transfer, assign and convey, in whole or in part, any or all of the right, title and interest to the Demised Premises, provided such transferee or assignee shall be bound by the terms, covenants and agreements herein contained and shall expressly assume and agree to perform the covenants and agreements of Landlord herein contained. In the event of any such sale, assignment or other transfer, Landlord shall not be released from its obligations under this Lease.

17.2.1
Exercise of Purchase Option. Upon notice under Section 17.2., Tenant may choose to exercise its purchase option under Section 37. of this Lease and the parties shall proceed to close a purchase and sale under Section 37. instead of Section 17.2.

18
Access To Demised Premises. Upon reasonable prior notice (except in the case of an emergency), Landlord may enter the Demised Premises during Tenant’s business hours for purposes of inspection, to show the Demised Premises to prospective purchasers, future tenants and lenders or to perform any obligation imposed upon or to exercise any right granted to Landlord by this Lease.

19	Defaults By Tenant.
19.1	Tenant Default. The following events shall be deemed Events of Default by Tenant under this Lease:
19.1.1
Any failure by Tenant to pay Rent or make any other payment required of Tenant by this Lease by the date due and such failure shall continue for a period of thirty (30) days after receipt by Tenant of written notice that the same is then due and owing.

19.1.2
If Tenant shall fail to comply with any other term, provision or covenant of this Lease, other than the payment of Rent or other payments required hereunder, and shall not cure such failure within thirty (30) days after receipt of written notice thereof by Landlord, except that this thirty (30) day period shall be extended for a reasonable period of time if the alleged event of default is not reasonably capable of cure within said thirty (30) days and Tenant commences cure within such thirty (30) day period and thereafter diligently continues its efforts to cure such default.

19.1.3
If Tenant shall file or have filed against it a petition to be adjudged a bankrupt or for reorganization under any applicable federal law relating to bankruptcy or reorganization; provided, however, that no default shall occur if such petition in bankruptcy is dismissed within sixty (60) days.

19.2
Landlord’s Remedies. On the occurrence of any Event of Default of this Lease by Tenant, Landlord may, at any time prior to cure or waiver, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

19.2.1
Terminate Tenant’s right to possession of the Demised Premises and re-enter the Demised Premises by any lawful means, in which case this Lease shall terminate. In such case Tenant shall immediately surrender possession of the Demised Premises to Landlord; or

19.2.2
Maintain Tenant’s right to possession of the Demised Premises, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Demised Premises. In such event, Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent and other payments required to be made hereunder as they become due, and Landlord shall have the right, but not the obligation, to occupy or re-let the whole or any part of the Demised Premises for the account of Tenant in order to mitigate damages; or

19.2.3	Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Demised Premises is located.
19.2.4
If Landlord re-enters the Demised Premises under the provisions of section 20.2.2 hereof, Landlord shall not be deemed to have terminated this Lease, or the liability of Tenant to pay any Rent or other charges that are due or thereafter accruing, or Tenant’s liability for damages under any of the provisions hereof. In the event of any entry or taking possession of the Demised Premises as aforesaid, Landlord shall have in addition to its rights otherwise granted in this Section, shall have the right, but not the obligation, to remove from the Demised Premises any personal property located therein and to place it in storage at a public warehouse at the expense and risk of Tenant.

19.2.5	Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.
19.2.6
On the occurrence of any event of Default of this Lease by Tenant, that is uncured pursuant to Section 19.1 hereof, then in that event the Promissory Note, attached hereto and an integral part of this transaction between the Tenant and Landlord, shall be null and void and Southern Plains Associates will have no further obligation to Tenant for repayment or for interest under the terms of the Promissory Note.

20
Defaults By Landlord. If Landlord should be in default in the performance of any of its material obligations under this Lease, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default with particularity, or if such default is of a nature to require more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure (and Landlord has not undertaken procedures to cure the default within such thirty (30) day period and diligently pursued such efforts toward completion), Tenant, in addition to any other remedy available at law or in equity at its option, may terminate this Lease.

21	Eminent Domain.
21.1
In the event that any portion of the Land or Building shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority to the extent that Tenant cannot conduct its business in the remaining portion of the Building in substantially the same manner as conducted prior to the taking, then at the election of Tenant, this Lease shall terminate and expire as of the date of such taking, and both Landlord and Tenant shall thereupon be released from any liability thereafter accruing hereunder.

21.2
Notice of any termination relating to such eminent domain proceeding must be made by Tenant within sixty (60) days after receipt of written notice of such taking, unless, with Landlord’s prior written consent, Tenant elects to contest such taking in which case the aforestated notice period shall be extended until sixty (60) days from the final resolution of such contestment. In the event of such termination, both Landlord and Tenant shall thereupon be released from any liability thereafter accruing hereunder. If this Lease is terminated as herein above provided, all items of Rent and other charges payable by Tenant hereunder for the last month of Tenant’s occupancy shall be prorated, and Landlord agrees to refund to Tenant any Rent or other charges paid in advance. If Tenant does not elect to so terminate this Lease, Tenant shall remain in that portion of the Demised Premises which shall not have been appropriated or taken as herein provided, and Landlord agrees, at Landlord’s cost and expense, to, as soon as reasonably possible, restore the remaining portion of the Demised Premises to a complete unit of like quality and character as existed prior to such appropriation or taking, and thereafter all Rent and other payment obligations of Tenant hereunder shall be adjusted on an equitable basis, taking into account the relative value of the portion taken as compared to the portion remaining. For the purpose of this Section, a voluntary sale or conveyance in lieu of condemnation, but under threat of condemnation, shall be deemed an appropriation or taking under the power of eminent domain. A separate award for damage to or for taking of respective interests of the Landlord and the Tenant may be made for each of them, and each of them shall be entitled to approve, receive and retain such awards as shall be made to it. The termination of this Lease shall not affect the rights of the Landlord and Tenant with respect to the separate awards under such eminent domain proceedings.

22
Attorneys’ Fees. In the event either Landlord or Tenant shall institute any action or proceeding against the other relating to the interpretation or enforcement of the provisions of this Lease, or any default hereunder, the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expenses of attorneys’ fees and paralegal fees and disbursements incurred therein by the successful party. Such reimbursement shall include all legal expenses incurred prior to trial, at trial and at all levels of appeal and post judgment proceedings including fees and costs incurred to collect any judgment or enforce any claim.

23
Notices. Notices and demands required, or permitted, to be sent to either party shall be sent by certified mail, return receipt requested, postage prepaid, by hand delivery, or by facsimile and shall be deemed to have been given upon the date the same is sent by certified mail, on the date of hand delivery, or on the date sent by facsimile, but shall not be deemed received until three (3) days following deposit in the United States Mail if sent by certified mail (so long as the return receipt shows delivery or attempted delivery within such time) to address shown below, on the date hand delivered, or on the date sent by facsimile with answer back, and addressed to:

LANDLORD:	TENANT:
Southern Plains Associates, LLC	Southern Plains Medical Center, Inc. and
P.O. Box 54882	RHA Anadarko, LLC
Oklahoma City, OK 73154	3555 N.W. 58th Street, Suite 700
Attn: Brad Swickey	Oklahoma City, Oklahoma 73112
Attn: Rick Rentsch, VP of Finance
or at such other address requested in writing by either party upon thirty (30) days notice to the other party.
24
Remedies. Except as may otherwise be provided in this Lease, all rights and remedies of Landlord and Tenant are cumulative, and any one or more rights or remedies may be exercised and enforced concurrently or consecutively and whenever and as often as deemed desirable. The failure of either Landlord or Tenant to insist upon strict performance by the other of any of the provisions of this Lease shall not be deemed a waiver of any subsequent breach or default in any such provision. No surrender of the Demised Premises by Tenant shall be affected by Landlord’s acceptance of Rent or by other means whatsoever unless the same is evidenced by Landlord’s written acceptance of the surrender.

25	Successors And Assigns. All of the provisions of this Lease shall be binding upon, apply and inure to the parties hereto and their respective heirs, representatives, successors and permitted assigns.
26
Holding Over. If Tenant or any party claiming by, through or under Tenant remains in possession of the Demised Premises or any part thereof after any termination or expiration of this Lease, without Landlord’s written consent, Landlord, in Landlord’s sole discretion may treat such holdover as an automatic renewal of this Lease for a month to month tenancy subject to all the terms and conditions provided herein, except that the Base Rent shall be one hundred fifty percent (150%) of the Base Rent payable immediately prior to the expiration or termination of this Lease.

27
Interpretation. The parties hereto agree that it is their intention hereby to create only the relationship of Landlord and Tenant, and no provision hereof, or act of either party hereunder, shall ever be construed as creating the relationship of principal and agent, or a partnership, or a joint venture or enterprise between the parties hereto.

28
Tenant Representations. Tenant represents and warrants that (a) there is no action, suit, proceeding or investigation pending or threatened which, if adversely determined, would have a material adverse effect on Tenant or Tenant’s business; (b) the making and performance of this Lease shall not violate any provision, or constitute a default, under any indenture, agreement or instrument to which Tenant is bound or affected; (c) Tenant is an Oklahoma corporation duly organized, validly existing and in good standing under the laws of such state, and is in good standing and validly authorized to do business in the state in which the Demised Premises are located; and (d) Tenant has all requisite power, authority and legal right to enter into and perform this Lease.

29
Estoppel. At any time and from time to time either party, upon request of the other party, shall execute, acknowledge and deliver an instrument, stating, if the same be true, that this Lease is a true and exact copy of the Lease between the parties hereto, that there are no amendments hereof (or, if not so, stating what amendments there may be), that the same is then in full force and effect and that, to the best of its knowledge, there are no offsets, defenses or counterclaims with respect to the payment of Rent reserved hereunder or in the performance of the other terms, covenants and conditions hereof on the part of Tenant or Landlord, as the case may be, to be performed (or, if not so, setting forth those offsets, defenses or counterclaims existing), and that as of such date no default has been declared hereunder by either party, or if a default has been declared, such instrument shall specify same. Such instrument shall be executed by the other party and delivered to the requesting party within fifteen (15) days of receipt of the request therefor, or else the statements made in the proposed estoppel request shall be deemed to be correct.

30
Force Majeure. In the event that either party hereto shall be delayed or hindered in or prevented from the performance required hereunder other than the payment of a sum due pursuant hereto, by reason of strikes, lockouts, labor troubles, failure of power, riots, insurrection, war, acts of terrorism, acts of God, or other reason of like nature not the fault of the party delayed in performing work or doing acts (hereafter, “Permitted Delay” or “Permitted Delays”), such party shall be excused for the period of time equivalent to the delay caused by such Permitted Delay.

31
Consent. Except as otherwise specifically set forth herein, wherever in this Lease Landlord or Tenant is required to give its consent or approval, such consent or approval shall not be unreasonably withheld, conditioned or delayed. Except as otherwise provided in this Lease, if no written response to a consent or request for approval is provided within twenty (20) days from the receipt of the request, then the consent shall be presumed to have been given effective as of the end of said twenty (20) day period.

32
Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provisions hereof and such other provisions shall remain in full force and effect.

33	Governing Law And Venue. This Lease shall be governed by the laws of the state in which the Demised Premises are located.
34
Tenant Financing. Tenant shall have the absolute right from time to time during the Term hereof and without Landlord’s further approval, written or otherwise, to grant and assign a mortgage or other security interest in Tenant’s Property to Tenant’s lenders in connection with Tenant’s financing arrangements. Landlord agrees to execute such confirmation, certificates and other documents (except amendments to this Lease unless Landlord hereafter consents) as Tenant’s lenders may reasonably request in connection with any such financing.

35
Brokers. Landlord and Tenant represent and warrant one to the other that they have not had any dealings with any real estate brokers or agents in connection with the negotiation of this Lease. Landlord and Tenant agree to indemnify and hold each other harmless from and against any and all liability and cost which Landlord or Tenant, as applicable, may suffer in connection with any real estate broker claiming by, through, or under Landlord or Tenant, as applicable, seeking any commission, fee or payment in connection with this Lease.

36	Time Of The Essence. Time shall be of the essence in performance of this Lease.
37
Irrevocable Option to Purchase Demised Premises. Landlord hereby grants to Tenant or its assigns, affiliates and related entities, the irrevocable option to purchase the Demised Premises (“Purchase Option”) during the Term of this Lease, on the following terms and conditions:

37.1
After the first two (2) years of the Lease, Tenant shall be permitted to exercise said Purchase Option upon written notice to the Landlord (“Notice”). The closing of the sale and transfer of the Demised Premises to Tenant shall occur on a date set forth in the Notice (“Closing”), which Closing shall be within ninety (90) days of the date such Notice is sent by Tenant; provided however, Tenant may, in its sole discretion, extend the Closing for up to an additional ninety (90) days. The parties may mutually agree in writing to further extend the Closing. At any time prior to the Closing, Tenant may without liability withdraw the Notice and the Purchase Option may be again exercised by Tenant at any other time(s) during the remainder of the Term of this Lease.

37.2
The purchase price for the Demised Premises pursuant to this Purchase Option shall be the greater of (i) six million dollars ($6,000,000) or the fair market value (“Fair Market Value”) of the Demised Premises as of the date of the Notice (“Acquisition Price”). The Acquisition Price shall be a net amount payable to the Landlord exclusive of title insurance, recording fees, documentation costs, taxes and other closing costs, which shall be paid by Tenant.

37.2.1	Such Fair Market Value shall be determined as follows:
37.2.1.1	As agreed by the then current owner of the Demised Premises (“Current Owner”) and Tenant or its assigns; or

37.2.1.2
In the event that the then Current Owner and Tenant cannot agree on such Fair Market Value, within thirty (30) days of the Notice, Tenant and the Current Owner, each at its own cost, shall each appoint a MAI certified appraiser to determine such Fair Market Value. Such appraisers shall be experienced in the valuation of buildings similar to the Demised Premises which are used as a multi-specialty physician clinic. The two appraisers will report their appraisals to both Tenant and the Current Owner. If the higher appraisal is within 125% of the other appraisal, then the average of the two appraisals shall be deemed the Fair Market Value for purposes of this Section. If the higher appraisal is not within 125% of the other appraisal, the two appraisers shall select a third MAI qualified appraiser who shall also be experienced in such evaluation. Said third appraiser shall prepare his appraisal within thirty (30) days after his appointment and the average of the three appraisers shall be deemed the Fair Market Value for purposes of this Section. The then Current Owner and Tenant shall share in the cost of the third appraiser.

37.2.2	On or by the Closing of the Purchase Option:
37.2.3
Upon receipt of such Notice, Landlord shall deliver to Tenant or its assignee, as the case may be, title evidence covering the Demised Premises, which shows insurable and marketable title vested in the Landlord according to the title standards adopted by the Oklahoma Bar Association free and clear of all liens, encumbrances and rights of way, and which would allow Tenant or its assignee, as the case may be, to obtain an owner’s title policy on the Demised Premises.

37.2.4	The Landlord agrees to cooperate in connection with obtaining or providing any title evidence deemed necessary by Tenant by not less than thirty (30) days prior to the Closing.
37.2.5	The Landlord shall execute and deliver a warranty deed, an agreement terminating this Lease and such other documents to Tenant as may be reasonably required to effect the Closing.
37.2.6	If the Closing fails to occur other than as a failure of Tenant to tender the Acquisition Price at Closing, Tenant shall have the following rights and remedies:
37.2.7
Tender to the Landlord such sums as necessary to allow the Demised Premises to be conveyed and delivered to Tenant as required by the terms of said Purchase Option; obtain specific performance of the Purchase Option; recover judgment against the Landlord for any damages incurred by Tenant as a result of any breach of this Lease by Landlord; and recover its costs and attorney fees; or

37.2.8	Terminate this Lease and/or revoke the Notice.
37.2.9
Tenant shall be entitled to assign the Purchase Option without notice to or consent of Landlord. Any permitted assignee shall be entitled to exercise the Option in the same manner and on the same terms and conditions as Tenant

37.2.10
The Purchase Option shall not be revocable during the Term, but shall be deemed cancelled and of no force or effect if no Notice has been given prior to the end of the Term. The issuance of any notice of termination of this Lease shall not prevent or override any right to exercise, or any previous exercise in compliance with the terms hereof, of the Purchase Option.

38
Entire Agreement. This Lease contains all of the agreements of the parties hereto with respect to matters covered or mentioned in this Lease and no prior agreement, letters, representations, warranties, promises, or understandings pertaining to any such matters shall be effective for any such purpose. This Lease may be amended or added to only by an agreement in writing signed by the parties hereto or their respective successors in interest.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the day and year first mentioned, the corporate party or parties by its or their proper officers thereto duly authorized.

TENANT: Southern Plains Medical Center, Inc.

By:	/s/ Thomas Rice

	Its:	President

RHA Anadarko, LLC

By:	/s/ Thomas Rice

	Its:	President

LANDLORD: Southern Plains Associates, LLC

By:	Capital Investors of Oklahoma, LLC

By:	/s/ Brad Swickey

	Its:	Managing Member

STATE OF OKLAHOMA	)
) ss.
COUNTY OF OKLAHOMA	)
On this 16th day of December, 2009, before me, the undersigned Notary Public in and for said County and State, personally appeared Brad Swickey, Manager of Southern Plains Associates, LLC, who executed the foregoing instrument on behalf of said limited liability company for the purposes therein expressed.
In witness whereof, I have hereunto set my hand and official seal the day and year last above written.

/s/ Charlotte Roberts
Notary Public Signature
My commission expires: 06/13/11
Commission No. # 03006602

STATE OF OKLAHOMA	)
) ss.
COUNTY OF OKLAHOMA	)
On this 16th day of December, 2009, before me, the undersigned Notary Public in and for said County and State, personally appeared Thomas R. Rice, President, who is Manager and sole Member of Southern Plains Medical Center, Inc. who executed the foregoing instrument on behalf of said corporation for the purposes therein expressed.
In witness whereof, I have hereunto set my hand and official seal the day and year last above written.

/s/ Christy Winkler
Notary Public Signature
My commission expires: 6/10/10
Commission No. # 02008805

STATE OF OKLAHOMA	)
) ss.
COUNTY OF OKLAHOMA	)
On this 16th day of December, 2009, before me, the undersigned Notary Public in and for said County and State, personally appeared Thomas R. Rice, President, who is Manager and sole Member of RHA Anadarko, LLC, who executed the foregoing instrument on behalf of said corporation for the purposes therein expressed.
In witness whereof, I have hereunto set my hand and official seal the day and year last above written.

/s/ Christy Winkler
Notary Public Signature
My commission expires: 6/10/10
Commission No. # 02008805

LEASE GUARANTY
Southern Plains Medical Center, Inc. (SPMC), an Oklahoma corporation, and RHA Anadarko, LLC an Oklahoma limited liability company (“PHA”), as co-tenants have entered into a lease (“Lease”), dated as of December 16, 2009, with Southern Plains Associates LLC (“Landlord”), for the property located at 2222 West Iowa Avenue, Chickasha, Oklahoma. Both SPMC and PHA are wholly owned subsidiaries under Rural Hospital Acquisition, LLC (“RHA”), and as such, RHA will benefit by virtue of the Lease extended by Landlord to PHA and SPMC. RHA hereby unconditionally, except as expressly set forth herein, guarantees to Landlord the payment of all lease payments owing or which may hereafter be payable to Landlord by SPMC and PHA pursuant to the Lease.
Notice of the acceptance of this guaranty and notice of transactions entered into in reliance hereon are hereby waived. Subject to the terms hereof, RHA agrees that liability hereunder shall not be affected by any extension of time or other forbearance or indulgence of favor granted to PHA and/or SPMC, whether or not notice thereof shall be given to RHA, or by any change by RHA in its manner of doing business, whether by incorporation, consolidation, merger, partnership formation or change in membership, or otherwise.
This guaranty is a guaranty of payment, and RHA shall have no liability to Landlord hereunder until the earliest of (a) the date on which, after an Event of Default (as defined by the Lease has occurred under the Lease, (b) the date an Insolvency Proceeding is commenced by PHA or SPMC, or RHA. For purposes of this guaranty, “Insolvency Proceeding” means any proceeding under any provision of Title 11 of the United States Code, as in effect from time to time, or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
RHA also waives all requirements of notice, demand, presentment or protest in case of any default by PHA and/or SPMC.
The validity and construction of this guaranty shall be determined by the law of the state of Oklahoma.

DATED: 12/16/09 Rural Hospital Acquisition, LLC
By:	/s/ Thomas R. Rice
	Name:	Thomas Rice
	Title:	President

EXHIBIT “A”
LEGAL DESCRIPTION OF THE LAND
See the legal description of the Demised Premises and the depiction thereof on the documents attached to this Exhibit A.

Exhibit A
A tract of land described as Beginning 30.00 feet North 00°00’29” West and 330.00 feet South 89°55’40” West of the Southeast corner of the Northeast Quarter (NE/4) of Section 29, Township 7 North, Range 7 West of the Indian Meridian, Grady County, Oklahoma:
Thence South 89°55’40” West parallel to the South boundary of said NE/4 SW/4, a distance of 208.70 feet to a point;
Thence North 00°01’33” East, a distance of 423.88 feet to a point;
Thence North 89°59’46” West, a distance of 284.19 feet to a point;
Thence South 00°00’14” West, a distance of 454.23 feet to a point;
Thence South 89°55’25” West, a distance of 30.00 feet to a point;
Thence North 00°01’33” East, a distance of 845.00 feet to a point;
Thence North 89°55’43” East, a distance of 521.39 feet to a point;
Thence South 00°04’02” East, a distance of 815.02 feet to the Point of the Beginning.
a/k/a 2222 W. Iowa Avenue, Chickasha, Oklahoma

EXHIBIT “B”
BASE RENT
The monthly base rent shall be:
For years 1-5 of the Lease sixty thousand three hundred and twenty-five dollars ($60,325); and,
For years 6-10 of the Lease sixty-six thousand six hundred and thirty-three dollars ($66,633).
For years 11-20 the monthly base rent shall be increased by 3% each year beginning on the anniversary date of the lease at the end of the 10th year.
Following the expiration of the Primary Lease, if the Lease continues for a Renewal Term, then during the Renewal Term the lease shall continue to increase by 3% per year, unless renegotiated and agreed to in writing by the Parties prior to the beginning of the Renewal Term.

EXHIBIT “C”
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
[Intentionally Omitted]

EXHIBIT “D”
COMMENCEMENT AGREEMENT
THIS AGREEMENT, made this 16th day of December, 2009 by and between Southern Plains Associates, LLC, an Oklahoma limited liability company (herein “Landlord”) and Southern Plains Medical Center, Inc., an Oklahoma Corporation, and RHA Anadarko, LLC, an Oklahoma limited liability company (herein jointly referred to as “Tenant”).
W I T N E S S E T H :
WHEREAS, Landlord and Tenant have entered into that certain Lease dated the 16th day of December, 2009 (“Lease”) for Demised Premises located in Grady County, Oklahoma; and
WHEREAS, Landlord and Tenant wish to set forth their agreements as to the commencement of the Term of this Lease.
NOW, THEREFORE, in consideration of the Demised Premises as described in this Lease and the covenants set forth therein, Landlord and Tenant agree as follows:
1.	The Primary Term of this Lease commenced on January 13, 2010.

2.	The Primary Term of this Lease shall expire on January 12, 2030.
3.	Tenant has one additional ten (10) year option.
4.	The Rent Commencement Date under this Lease Agreement is January 13, 2010.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:	TENANT:
Southern Plains Associates, LLC	Southern Plains Medical Center, Inc.

By:	By:

Name:	Name:

Its:	Its:

RHA Anadarko, LLC

By:

Name:

Its: